================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                               MERRILL CORPORATION
                                (Name of Issuer)

                                  Common Stock
                                 $0.01 PAR VALUE
                         (Title of Class of Securities)

                            ------------------------


                                    59017510
                                 (CUSIP Number)

                              George R. Bason, Jr.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                             Tel. No.: 212 450 4340
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  July 14, 1999
                     (Date of Event which Requires Filing of
                                 this Statement)

                            ------------------------


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

================================================================================

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 1 of 29 Pages

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Viking Merger Sub, Inc.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
   3   SEC USE ONLY

   4   SOURCE OF FUNDS*

       Not applicable

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       MN

                                        7    SOLE VOTING POWER

                                             -0-

         NUMBER OF SHARES               8    SHARED VOTING POWER
      BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                  2,287,678
               WITH
                                        9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 2 of 29 Pages

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Merchant Banking Partners II, L.P.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

   3   SEC USE ONLY

   4   SOURCE OF FUNDS*

       Not applicable

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
       NUMBER OF SHARES
     BENEFICIALLY OWNED BY                   2,287,678
     EACH REPORTING PERSON
             WITH                       9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 3 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Merchant Banking Partners II-A, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 4 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Millennium Partners - A, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 5 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Millennium Partners, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 6 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ EAB Partners, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 7 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Offshore Partners II, C.V.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 8 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Merchant Banking II, LLC

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 9 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Merchant Banking II, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 10 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Diversified Partners, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 11 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Diversified Partners-A, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 12 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Diversified Associates LP

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 13 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Diversified Partners, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 14 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ First ESC, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 15 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ ESC II, L.P.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 19 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ LBO Plans Management Corporation

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,287,678 - See Item 5

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
        CERTAIN SHARES*

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.1% - See Item 5

  14    TYPE OF REPORTING PERSON*

        CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 17 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJMB Funding II, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 18 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DLJ Capital Investors, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 19 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Donaldson Lufkin & Jenrette, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             -0-

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                2,287,678
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             -0-

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,287,678 - See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.1% - See Item 5

  14   TYPE OF REPORTING PERSON*

       HC, CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 20 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Equitable Companies Incorporated

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DE

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

  14   TYPE OF REPORTING PERSON*

       CO, HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 21 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AXA

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
            NUMBER OF SHARES
          BENEFICIALLY OWNED BY              See Item 5
          EACH REPORTING PERSON
                  WITH                  9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5 (not to be construed as an admission of beneficial ownership)

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

  14   TYPE OF REPORTING PERSON*

       HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 22 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Finaxa

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
            NUMBER OF SHARES
          BENEFICIALLY OWNED BY              See Item 5
          EACH REPORTING PERSON
                  WITH                  9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5 (not to be construed as an admission of beneficial ownership)

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

  14   TYPE OF REPORTING PERSON*

       HC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 23 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AXA Assurances I.A.R.D. Mutuelle

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
            NUMBER OF SHARES
          BENEFICIALLY OWNED BY              See Item 5
          EACH REPORTING PERSON
                  WITH                  9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5 (not to be construed as an admission of beneficial ownership)

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

  14   TYPE OF REPORTING PERSON*

       IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 24 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AXA Assurances Vie Mutuelle

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
            NUMBER OF SHARES
          BENEFICIALLY OWNED BY              See Item 5
          EACH REPORTING PERSON
                  WITH                  9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       See Item 5 (not to be construed as an admission of beneficial ownership)

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

  14   TYPE OF REPORTING PERSON*

       IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 25 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AXA Courtage Assurance Mutuelle

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

                                         7   SOLE VOTING POWER

                                             See Item 5

                                         8   SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                     9   SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5  (not to be construed as an admission of beneficial ownership)

 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

 14    TYPE OF REPORTING PERSON*

       IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 26 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AXA Conseil Vie Assurance Mutuelle

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

                                         7   SOLE VOTING POWER

                                             See Item 5

                                         8   SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                     9   SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5  (not to be construed as an admission of beneficial ownership)

 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

 14    TYPE OF REPORTING PERSON*

       IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 27 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Claude Bebear, as AXA Voting Trustee

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Citizen of France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
            NUMBER OF SHARES
          BENEFICIALLY OWNED BY              See Item 5
          EACH REPORTING PERSON
                  WITH                  9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5 (not to be construed as an admission of beneficial ownership)

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

  14   TYPE OF REPORTING PERSON*

       IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 28 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Patrice Garnier, as AXA Voting Trustee

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Citizen of France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5  (not to be construed as an admission of beneficial ownership)

 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

 14    TYPE OF REPORTING PERSON*

       IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

     CUSIP No. 59017510                                     Page 29 of 29 Pages

  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Henri de Clermont - Tonnerre, as AXA Voting Trustee

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       Not applicable

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Citizen of France

                                        7    SOLE VOTING POWER

                                             See Item 5

                                        8    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                See Item 5
        EACH REPORTING PERSON
                WITH                    9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See Item 5  (not to be construed as an admission of beneficial ownership)

 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
       CERTAIN SHARES*

 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       See Item 5

 14    TYPE OF REPORTING PERSON*

       IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         Item 1.  Security and Issuer.

         The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares"), of Merrill Corporation, a Minnesota corporation ("Merrill"). The principal executive offices of Merrill are located at One Merrill Circle, St. Paul, MN 55108.

         Item 2.  Identity and Background.

         This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) Viking Merger Sub, Inc. a Minnesota corporation ("Viking"); (2) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (3) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II-A"); (4) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (5) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A");
(6) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (7) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (8) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (9) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (10) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified"); (11) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (12) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (13) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (14) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (15) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (16) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (17) DLJMB Funding II, Inc., a Delaware corporation ("Funding II"); (18) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI" and together with the previously listed entities, the "DLJ Entities");
(19) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (20) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (21) AXA, a societe anonyme organized under the laws of France ("AXA"); (22) Finaxa, a societe anonyme organized under the laws of France; (23) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (24) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Conseil Vie Assurance Mutuelle, a mutual insurance company organized under the laws of France; and (27) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended on January 22, 1997.

         Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, ESC, and ESC II are collectively referred to as the "DLJ Funds".

         Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

         All of Viking's voting securities are now owned by Partners II. Upon consummation of the Merger referred to below, all the voting securities of Viking will be owned by the DLJ Funds.

         EAB is Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

         Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

         MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

         MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

         Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

         Diversified Associates is a Delaware limited partnership and a registered investment advisor. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

         Diversified Partners is a Delaware corporation and a registered investment advisor. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

         ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

         LBO is a Delaware corporation and a registered investment advisor. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

         Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

         DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

         DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment advisor engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

         EQ is a Delaware corporation and is a holding company. As of June 30, 1999, EQ owns, directly or indirectly, 70.5% of DLJ.

         AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of June 30, 1999, approximately 58.3% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to ensure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of June 30, 1999, AXA directly owned approximately 1.5% of DLJ.

         Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1999, Finaxa controlled directly and indirectly approximately 20.7% of the issued ordinary shares (representing approximately 32.7% of the voting power) of AXA.

         Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1999, the Mutuelles AXA, as a group, control approximately 61.7% of the issued shares (representing approximately 72.3% of the voting power) of Finaxa and 22.7% of the shares of Finaxa (representing 13.7% of the voting power) were owned by Paribas, a French bank. Including the ordinary shares owned by Finaxa, on March 1, 1999, the Mutuelles AXA directly or indirectly controlled 23.9% of the issued ordinary shares (representing 37.6% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

         Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule H attached hereto.

         The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

         The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75006 Paris, France; and of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

         The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of DLJ, those DLJ Entities that are corporations, Equitable, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through N, respectively, attached hereto.

         During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through N attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

         Item 3.  Source and Amount of Funds or Other Consideration.

         Viking has entered into the Voting Agreement ("Voting Agreement") described in the response to Item 4. Neither Viking nor any of the other persons listed in the response to Item 2 has expended any funds in connection with the Voting Agreement.

         Item 4. Purpose of Transaction.

         On July 14, 1999, Merrill and Viking entered into an Agreement and Plan of Merger (the "Merger Agreement," attached hereto and made a part hereof as Exhibit 3). The Merger Agreement provides, among other things, for the merger of Viking with and into Merrill (the "Merger"), with Merrill as the surviving corporation (the "Surviving Corporation"). The Merger contemplates that approximately 93.9% of the issued and outstanding Shares of Merrill will be converted into cash and that approximately 6.1% of such Shares will be rolled-over so that certain existing shareholders will own new shares in the Surviving Corporation. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Minnesota or at such later time as is specified in the certificate of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation will possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of Merrill and Viking, all as provided under Minnesota Law. The Merger is subject to customary conditions, including approval and adoption of the Merger Agreement by the stockholders of Merrill.

         After the Merger, it is expected that the DLJMB Funds will beneficially own approximately 79.2% of the outstanding shares of common stock of the Surviving Corporation.

         In connection with the Merger, on July 14, 1999, John Castro and Rick Atterbury, directors and stockholders of Merrill (the "Stockholders"), entered into the Voting Agreement with Merrill and Viking (attached hereto and made a part hereof as Exhibit 4). Pursuant to the Voting Agreement, the Stockholders have agreed among other things to vote an aggregate of 2,185,078 Shares (representing approximately 13.6% of the outstanding Shares) and any Shares to which they may become entitled upon the exercise of options that they hold over an additional 281,300 Shares in favor of approval and adoption of the Merger Agreement (the "Scheduled Securities").

         During the period (the "Agreement Period") beginning on July 14, 1999 and ending on the earlier of (i) the time which is immediately prior to the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms, each of the Stockholders has agreed to vote his Scheduled Securities to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting or meetings of the stockholders of Merrill, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of Merrill. The Stockholders have appointed Viking during the Agreement Period to vote their Shares for and in their name in the above manner.

         Each of the Stockholders has agreed that during the Agreement Period, he will not vote any of his Scheduled Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Merrill or any other extraordinary transaction involving Merrill or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

         Each Stockholder has agreed that until the termination of the Voting Agreement, he will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any acquisition proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Merrill or any subsidiary or afford access to the properties, books or records of Merrill or any subsidiary to, or otherwise assist, facilitate or encourage, any third party that may be considering making, or has made, an acquisition proposal.

         Under the Voting Agreement and the Merger Agreement, 909,091 Shares held by Mr. Castro will be exchanged for shares of Class B Common Stock in Merrill that will remain outstanding after the Merger, and the balance of Mr. Castro's shares will be converted into the right to receive cash of $22.00 per share in the Merger. In addition, 70,000 Shares held by Mr. Atterbury will be exchanged for shares of Class B Common Stock that will remain outstanding after the Merger, and the balance of Mr. Atterbury's Shares will be converted into the right to receive cash of $22.00 per share in the Merger.

         The parties to the Voting Agreement contemplate that, promptly following the Merger, the Board of Directors will be changed so as to consist of seven directors, of which four (including the chairman) will be nominated by the DLJMB Entities and three will be nominated by Mr. Castro and Mr. Atterbury.

         Subject to market conditions and other factors, the DLJMB Funds or other affiliates of DLJ may acquire or dispose of shares of Merrill from time to time in future open-market, privately negotiated or other transactions, may agree with Merrill or the Stockholders to amend the Merger Agreement or the Voting Agreement, may enter into agreements with third parties relating to acquisitions of securities to be issued by the Surviving Corporation or Viking, may enter into agreements with the management of Merrill relating to acquisitions of shares of the Surviving Corporation by members of management, issuances of options to management or their employment by the Surviving Corporation, or may effect other similar agreements or transactions.

         At the Effective Time the Shares will become eligible for termination of registration and will subsequently cease to be listed on any national securities exchange.

         Item 5.  Interest in Securities of the Issuer.

         Viking, pursuant to the Voting Agreement, has obtained the agreement of the Stockholders to vote in favor of the adoption and approval of the Merger Agreement (as described in Item 4), and, for the purposes of Rule 13d-3 promulgated under the Exchange Act, may be deemed to beneficially own, 2,287,678 Shares (the "Viking Shares"), representing, for the purposes of Rule 13d-3, approximately 14.1% of the outstanding Shares of Merrill. Viking disclaims beneficial ownership of the Viking Shares.

         Each of the DLJ Entities may be deemed to beneficially own the Viking Shares. However, each of the DLJ Entities disclaims beneficial ownership of the Viking Shares.

         As the sole stockholder of DLJCI, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Viking Shares that may be deemed to be owned beneficially by DLJCI. Because of EQ's ownership interest in DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Viking Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Viking Shares.

         Because of AXA's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Viking Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Viking Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Viking Shares.

         In addition, in the ordinary course of their investment business, EQ is indirectly interested in 67,100 Shares and AXA is indirectly interested in 270,400 Shares.

         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         See response to Item 4.

         A copy of each of the Merger Agreement and the Voting Agreement are attached hereto as Exhibits 3 and 4 and are incorporated herein by reference.

         Except for the agreements described above or in the response to Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Merrill, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

         Item 7. Material to be Filed as Exhibits.

         Exhibit 1: Joint Filing Agreement among the Reporting Persons

         Exhibit 2: Powers of Attorney

         Exhibit 3: Agreement and Plan of Merger dated as of July 14, 1999 between Merrill Corporation and Viking Merger Sub, Inc.

         Exhibit 4: Voting Agreement dated July 14, 1999 among Merrill Corporation, Viking Merger Sub, Inc., John Castro and Rick Atterbury.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        Viking Merger Sub, Inc.



                                        By: /s/ William F. Dawson
                                            -----------------------------------
                                            Name:  William F. Dawson
                                            Title: President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Merchant Banking Partners II, L.P.

                                        By   DLJ Merchant Banking II, Inc.,
                                             as Managing General Partner


                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Merchant Banking Partners II-A, L.P.

                                        By  DLJ Merchant Banking II, Inc.,
                                            as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Millennium Partners, L.P.

                                        By  DLJ Merchant Banking II, Inc.,
                                             as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Millennium Partners -A, L.P.

                                        By  DLJ Merchant Banking II, Inc.,
                                             as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ EAB Partners, L.P.

                                        By  DLJ LBO Plans Management Corporation
                                            as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Offshore Partners II, C.V.

                                        By   DLJ Merchant Banking II, Inc.,
                                             as Advisory General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Merchant Banking II, LLC

                                        By   DLJ Merchant Banking II, Inc.,
                                             as Managing Member



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Merchant Banking II, Inc.



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Diversified Partners, L.P.

                                        By   DLJ Diversified Partners, Inc.,
                                             as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Diversified Partners-A, L.P.

                                        By   DLJ Diversified Partners, Inc.,
                                             as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Diversified Associates, L.P.

                                        By   DLJ Diversified Partners, Inc.,
                                             as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Diversified Partners, Inc.



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ First ESC, L.P.

                                        By DLJ LBO Plans Management Corporation,
                                             as Managing General Partner



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                       DLJ ESC II L.P.

                                       By  DLJ LBO Plans Management Corporation,
                                           as Managing General Partner



                                       By: /s/ Ivy Dodes
                                           -----------------------------------
                                           Name:  Ivy Dodes
                                           Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ LBO Plans Management Corporation



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJMB Funding II, Inc.



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        DLJ Capital Investors, Inc.



                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 1999

                                        Donaldson, Lufkin & Jenrette, Inc.



                                        By: /s/ Marjorie White
                                            -----------------------------------
                                            Name:  Marjorie White
                                            Title: Secretary

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 22, 1999

                                        The Equitable Companies Incorporated



                                        By: /s/ Alvin H. Fenichel
                                            -----------------------------------
                                            Name:  Alvin H. Fenichel
                                            Title: Senior Vice President
                                                    and Controller

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 22, 1999

                                        AXA
                                        Finaxa
                                        AXA Assurances I.A.R.D. Mutuelle
                                        AXA Assurances Vie Mutuelle
                                        AXA Courtage Assurance Mutuelle
                                        AXA Conseil Vie Assurance Mutuelle
                                        Claude Bebear, as AXA Voting Trustee
                                        Patrice Garnier, as AXA Voting Trustee
                                        Henri de Clermont-Tonnerre, as AXA
                                          Voting Trustee

                                        Signed on behalf of each of the above



                                        By: /s/ Alvin H. Fenichel
                                            -----------------------------------
                                            Name:  Alvin H. Fenichel
                                            Title: Attorney-in-fact

                                                                      Schedule A
                        Executive Officers and Directors
                                       of
                             Viking Merger Sub, Inc.

         The names of the Directors and the names and titles of the Executive Officers of Viking Merger Sub, Inc. ("Viking") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of Viking at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Mercury and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------


*    William F. Dawson, Jr.    President and Treasurer; Principal;  DLJ
                               Merchant Banking II, Inc.

*    Keith Palumbo             Vice President and Secretary; Vice President,
                               DLJ Merchant Banking II, Inc.

------------
*    Director

                                                                      Schedule B
                        Executive Officers and Directors
                                       of
                          DLJ Merchant Banking II, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Nicole S. Arnaboldi        Managing Director

*    Thompson Dean              Managing Director

     Carlos Garcia              Managing Director

*    Peter T. Grauer            Managing Director

*    David L. Jaffe             Managing Director

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating Officer

*    Karl R. Wyss               Managing Director


------------
*    Director

                                                                      Schedule C
                        Executive Officers and Directors
                                       of
                         DLJ Diversified Partners, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating
                                Officer; Managing Director and Chief
                                Operating Officer, DLJ Merchant Banking II,
                                Inc.

*    Marjorie S. White          Secretary and Treasurer; Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director

                                                                      Schedule D
                        Executive Officers and Directors
                                       of
                             DLJMB Funding, II, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Charles J. Hendrickson    Treasurer; Senior Vice President and Treasurer,
                               Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary; Vice President and Secretary,
                               Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director

                                                                      Schedule E
                        Executive Officers and Directors
                                       of
                      DLJ LBO Plans Management Corporation

         The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director

                                                                      Schedule F
                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman and Chief Executive
                               Officer, Donaldson, Lufkin & Jenrette, Inc.

*    Hamilton E. James         Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.

*    Joe L. Roby               Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Anthony F. Daddino        Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director

                                                                      Schedule G
                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.

         The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    John S. Chalsty                    Chairman and Chief Executive Officer

*    Joe L. Roby                        President and Chief Operating Officer

*    Claude Bebear (1)                  Chairman of the Executive Board, AXA
     AXA
     23, avenue Matignon
     75008 Paris, France

*    Henri de Castries (1)              Senior Executive Vice President
     AXA                                Financial Services and Life Insurance
     23, avenue Matignon                Activities (U.S. & U.K.), AXA
     75008 Paris, France

*    Denis Duverne (1)                  Senior Vice President - International
     AXA                                Life, AXA
     23, avenue Matignon
     75008 Paris, France

*    Louis Harris                       Chairman and Chief Executive Officer,
     LH Research                        LH Research (research)
     152 East 38th Street
     New York, New York 10016-2605

*    Henri G. Hottinguer (3)            Chairman and Chief Executive Officer,
     Banque Hottinguer                  Banque Hottinguer (banking)
     38, rue de Provence
     75009 Paris, France

*    W. Edwin Jarmain (2)               President, Jarmain Group Inc. (private
     Jarmain Group Inc.                 investment holding company)
     Suite 2525, Box 36
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada

*    Francis Jungers                    Retired
     19880 NW Nestucca Drive
     Portland, Oregon 97229

*    Joseph J. Melone                   Chairman of the Executive Committee
     1290 Avenue of the Americas        of the Board, The Equitable Companies
     New York, New York 10104           Incorporated

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Edward D. Miller                   President and Chief Executive Officer,
     1290 Avenue of the Americas        The Equitable Companies Incorporated
     New York, New York 10104

*    W. J. Sanders, III                 Chairman and Chief Executive Officer,
     Advanced Micro Devices, Inc.       Advanced Micro Devices
     901 Thompson Place
     Sunnyvale, CA 94086

*    Stanley B. Tulin                   Executive Vice President and Chief
                                        Financial Officer, The Equitable
                                        Companies Incorporated
*    John C. West                       Retired
     Bothea, Jordan & Griffin
     23B Shelter Cove
     Hilton Head Island, SC 29928

*    Carl B. Menges                     Vice Chairman of the Board

*    Hamilton E. James                  Managing Director

*    Richard S. Pechter                 Managing Director

*    Theodore P. Shen                   Managing Director

*    Anthony F. Daddino                 Executive Vice President and Chief
                                        Financial Officer

------------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland

                                                                      Schedule H
                        Executive Officers and Directors
                                       of
                      The Equitable Companies Incorporated

         The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------
*    Claude Bebear (1)                     Chairman of the Executive Board, AXA
     AXA
     23, avenue Matignon
     75008 Paris, France

*    John S. Chalsty                       Chairman, Donaldson, Lufkin & Jenrette, Inc.
     Donaldson, Lufkin & Jenrette, Inc.
     277 Park Avenue
     New York, NY  10172

*    Francoise Colloc'h (1)                Senior Executive Vice President, Group Human
     AXA                                   Resources and Communications, AXA
     23, avenue Matignon
     75008 Paris, France

*    Henri de Castries (1)                 Chairman of the Board; Senior Executive Vice
     AXA                                   President, Financial Services and Life
     23, avenue Matignon                   Insurance Activities, U.S. & U.K.), AXA
     75008 Paris, France

*    Joseph L. Dionne                      Chairman and Chief Executive Officer, The
     The McGraw-Hill Companies             McGraw-Hill Companies (publishing)
     1221 Avenue of the Americas
     New York, NY  10020

*    Jean-Rene Fourtou (1)                 Chairman and Chief Executive Officer, Rhone-
     Rhone-Poulenc S.A.                    Poulenc S.A. (manufacturer of chemicals and
     25 Quai Paul Doumer                   agricultural products)
     92408 Courbevoie Cedex
     France

*    Jacques Friedmann (1)                 Chairman of the Supervisory Board,
     AXA                                   AXA
     9, Place Vendome
     75001 Paris
     France


                                 Page 64 of 142

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

     Robert E. Garber                      Executive Vice President and General Counsel;
                                           Executive Vice President and General Counsel,
                                           The Equitable Life Assurance Society of the
                                           United States

*    Donald J. Greene, Esq.                Counselor-at-Law, Partner, LeBoeuf, Lamb,
     LeBoeuf, Lamb, Greene &               Greene & MacRae, L.L.P. (law firm)
       MacRae, L.L.P.
     125 West 55th Street
     New York, NY 10019

*    Anthony J. Hamilton (2)               Group Chairman and Chief Executive Officer,
     Fox-Pitt, Kelton Group Limited        Fox-Pitt, Kelton Group Limited (finance)
     35 Wilson Street
     London, England  EC2M 2SJ

*    John T. Hartley                       Retired Chairman and Chief Executive Officer,
     Harris Corporation                    currently Director, Harris Corporation
     1025 NASA Boulevard                   (manufacturer of electronic, telephone and
     Melbourne, FL  32919                  copying systems)

*    John H. F. Haskell, Jr.               Director and Managing Director, Warburg
     Warburg Dillon Read LLC               Dillon Read LLC (formerly, SBC Warburg
     299 Park Avenue                       Dillon Read, Inc.) (investment banking firm)
     New York, NY  10171

     Michael Hegarty                       Vice Chairman of the Board and Chief
                                           Operating Officer; President and Chief
                                           Operating Officer, The Equitable Life
                                           Assurance Society of the United States

*    Nina Henderson                        President, BestFoods Grocery (formerly, CPC
     BestFoods Grocery                     International, Inc.) (food manufacturer)
     700 Sylvan Avenue
     Englewood, NJ  07632

*    W. Edwin Jarmain (3)                  President, Jarmain Group Inc. (private
     Jarmain Group Inc.                    investment holding company)
     Suite 2525
     121 King Street West
     Toronto, Ontario M5H 3T9
     Canada

*    Edward D. Miller                      President and Chief Executive Officer;
                                           Chairman and Chief Executive Officer, The
                                           Equitable Life Assurance Society of the United
                                           States


                                 Page 65 of 142

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

     Peter D. Noris                        Executive Vice President and Chief Investment
                                           Officer; Executive Vice President and Chief
                                           Investment Officer, The Equitable Life
                                           Assurance Society of the United States

*    Didier Pineau-Valencienne(1)          Vice Chairman, Credit Suisse First Boston
     64, rue de Miromesnil                 (investment banking firm)
     75008 Paris, France

*    George J. Sella, Jr.                  Retired Chairman and Chief Executive Officer,
     American Cyanamid Company             American Cyanamid Company (manufacturer
     P.O. Box 397                          of pharmaceutical products and agricultural
     Newton, NJ  07860                     products)

     Jose Suquet                           Executive Vice President; Executive Vice
                                           President and Chief Distribution Officer; The
                                           Equitable Life Assurance Society of the United
                                           States

*    Peter J. Tobin                        Dean, College of Business Administration
     College of Business Administration    (education)
     St. John's University
     8000 Utopia Parkway
     Bent Hall
     Jamaica, NY 11439

     Stanley B. Tulin                      Executive Vice President and Chief Financial
                                           Officer; Vice Chairman of the Board and Chief
                                           Financial Officer, The Equitable Life
                                           Assurance Society of the United States

*    Dave H. Williams                      Chairman and Chief Executive Officer,
     Alliance Capital                      Alliance Capital Management Corp.
     Management Corporation                (investment adviser)
     1345 Avenue of the Americas
     New York, NY  10105


------------
*     Director
(1)   Citizen of the Republic of France
(2)   Citizen of United Kingdom
(3)   Citizen of Canada

                                                                      Schedule I

              Members of Executive Committee and Supervisory Board
                                       of
                                       AXA

         The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                      Members of the Executive Committee


Name, Business Address            Present Principal Occupation
----------------------            ----------------------------

Claude Bebear                     Chairman of the Executive Board

Donald Brydon (1)                 Senior Executive Vice President, AXA
                                  Asset Management Europe

Henri de Castries                 Senior Executive Vice President,
                                  Financial Services and Insurance
                                  Activities (U.S. and U.K.)
John Chalsty (2)                  Senior Executive Vice President;
                                  Chairman and Chief Executive Officer,
                                  Donaldson, Lufkin & Jenrette, Inc.
                                  (investment banking)
Francoise Colloch                 Senior Executive Vice President, Group
                                  Human Resources and Communications

Jean-Pierre Gerard (3)            Senior Executive Vice President; Chief
                                  Executive Officer, Royale Beige
                                  (insurance)

Denis Kessler                     Senior Executive Vice President,
                                  Insurance Activities outside France,
                                  U.K. and U.S.

Claus Kleyboldt (4)               Senior Executive Vice President;
                                  Chairman of the Executive Board of
                                  AXA Colonia (insurance)

Gerard de La Martiniere           Senior Executive Vice President, Chief
                                  Financial Officer

Edward D. Miller (2)              Senior Executive Vice President;
                                  President and Chief Executive Officer,
                                  The Equitable Companies Incorporated

Jean-Louis Meunier                Senior Executive Vice President,
                                  Central Underwriting Officer

Michel Pinault                    Senior Executive Vice President, Group
                                  Administration

Name, Business Address            Present Principal Occupation
----------------------            ----------------------------

Claude Tendil                     Senior Executive Vice President,
                                  French Insurance Activities,
                                  international risks, transborder
                                  insurance projects and information
                                  systems policy

Geoff Tomlinson (5)               Senior Executive Vice President;
                                  Managing Director, National Mutual
                                  Holdings (insurance)

Dave H. Williams (2)              Senior Executive Vice President;
                                  Chairman and Chief Executive Officer,
                                  Alliance Capital Management
                                  Corporation (investment adviser)

Mark Wood (1)                     Senior Executive Vice President;
                                  Managing Director, Sun Life &
                                  Provincial Holdings plc

                        Members of the Supervisory Board



Name, Business Address                    Present Principal Occupation
----------------------                    ----------------------------

Jacques Friedmann                         Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France

Jean-Louis Beffa                          Chairman and Chief Executive Officer,
"Les Miroirs"                             Compagnie de St. Gobain (industry)
Cedex 27
92096 Paris La Defense, France

Antoine Bernheim                          General Partner, Lazard Freres et Cie
121, Avenue Haussman                      (investment banking); Chairman,
75008 Paris, France                       Assicurazioni Generali S.p.A.
                                          (insurance)

Jacques Calvet                            Former Chairman of the Executive
75, avenue de la Grande Armee             Board, Peugeot S.A. (auto
75116 Paris, France                       manufacturer)

David Dautreseme                          General Partner, Lazard Freres et Cie
121, Boulevard Haussman                   (investment banking)
75008 Paris, France

Guy Dejouany                              Honorary Chairman, Compagnie
52, rue d'Anjou                           Generaledes Eaux (industry and
75008 Paris, France                       services)

Paul Desmarais (7)                        Chairman and Chief Executive Officer,
751, Square Victoria                      Power Corporation (industry and
Montreal Quebec                           services)
H3Y 3JY Canada

Jean-Rene Fourtou                         Chairman and Chief Executive Officer,
25, quai Paul Doumer                      Rhone-Poulenc S.A. (industry)
93408 Courbevoie Cedex
France

Michel Francois-Poncet                    Chairman of the Supervisory Board,
5, Rue d'Antin                            Compagnie Financiere de Paribas
75002 Paris, France                       (financial services and banking)
Patrice Garnier                           Director, Finaxa
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                   General Partner, Fox-Pitt, Kelton
35 Wilson Street                          Group Limited (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                      Vice Chairman, Financier Hottinguer
38, rue de Provence                       (banking)
75009 Paris, France

Name, Business Address                    Present Principal Occupation
----------------------                    ----------------------------

Richard H. Jenrette (2)                   Senior Advisor,  Donaldson, Lukfin &
c/o Donaldson, Lukfin & Jenrette, Inc.    Jenrette, Inc. (investment banking)
277 Park Avenue
New York, New York 10172

Henri Lachmann                            Chairman and Chief Executive Officer,
56, rue Jean Giraudoux                    Stafor Facom (office furniture)
67200 Strasbourg, France

Gerard Mestallet                          Chairman of the Executive Board
1, rue d'Astorg                           (finance) Suez Lyonnaise des Eaux
75008 Paris, France

Friedel Neuber                            Chairman of the Executive Board,
Girozentrade Herzogstrasse 15             WestDeutsche Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)                  Chairman, Bank Oppenheim (banking)
Konsortium Oppenheim
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                           Chairman and Chief Executive Officer,
16, Boulevard des Italiens                Banque Nationale de Paris (banking)
75009 Paris, France

Didier Pineau-Valencienne                 Chairman and Chief Executive Officer,
64-70, avenue Jean Baptiste Clement       Schneider S.A. (electric equipment)
92646 Boulogne Cedex, France

Bruno Roger                               General Partner, Lazard Freres & Cie
121, Boulevard Hausmann                   (investment banking)
75008 Paris, France

Simone Rozes                              First Honorary President, Cour de
2, rue Villaret de Joyeuse                Cassation (government)
75017 Paris, France



------------
(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen of Canada

                                                                      Schedule J
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.


    Name, Business Address               Present Principal Occupation
    ----------------------               ----------------------------

*   Claude Bebear                        Chairman and Chief Executive Officer;
                                         Chairman of the Executive Board, AXA

*   Henri de Clermont-Tonnerre           Chairman of the Supervisory Board,
    4, avenue Van Dyke                   Qualis SCA (transportation)
    75008 Paris, France

*   Jean-Rene Fourtou                    Chairman and Chief Executive Officer,
    25, quai Paul Doumer                 Rhone-Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

*   Patrice Garnier                      Retired
    Latreaumont
    76360 Baretin, France

*   Henri Hottinguer (1)                 Chairman and Chief Executive Officer,
    38, rue de Provence                  Banque Hottinguer (banking)
    75009 Paris, France

*   Paul Hottinguer (1)                  Assistant Chairman and Chief Executive
    38, rue de Provence                  Officer, Banque Hottinguer (banking)
    75009 Paris, France

*   Henri Lachmann                       Chairman and Chief Executive Officer,
    56, rue Jean Giraudoux               Strafor Facom (office furniture)
    67000 Strasbourg, France

*   Andre Levy-Lang                      Chief Executive Officer, Paribas
    3, rue d'Antin                       (banking)
    75002 Paris, France

    Christien Manset                     Vice Chairman of the Supervisory Board,
    3, rue d'Antin                       Banque Paribas
    75002 Paris, France

*   Georges Rousseau                     Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France

    Name, Business Address               Present Principal Occupation
    ----------------------               ----------------------------

    Emilio Ybarra (2)                    Chairman, Banco Bilbao Vizcaya
    Paseo de la Castillone, 8            (banking)
    28046 Madrid, Spain


------------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain

                                                                      Schedule K
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.


    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Claude Bebear                           Chairman; Chairman of the Executive Board,
    23, avenue Matignon                     AXA
    75008 Paris, France

    Jean-Luc Bertozzi                       Executive Officer

*   Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
    5, rue la Bruyere                       (industry)
    75009 Paris, France

*   Gerard Coutelle                         Retired

*   Henri de Castries                       Senior Executive Vice President, Financial
    23, avenue Matignon                     Services and Life Insurance Activities (U.S. &
    75008 Paris, France                     U.K.), AXA

*   Jean-Rene Fourtou                       Chairman and Chief Executive Officer, Rhone-
    25, quai Paul Doumer                    Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

*   Patrice Garnier                         Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                          Chairman and Chief Executive Officer, Strafor
    56, rue Jean Giraudoux                  Facom (office furniture)
    67000 Strasbourg, France

*   Francois Richer                         Retired

    Georges Rousseau                        Retired
*   2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Claude Tendil                           Chief Executive Officer; Senior Executive Vice
                                            President, French Insurance Activities, AXA


                                 Page 73 of 142

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Nicolas Thiery                          Chairman and Chief Executive Officer,
    6 Cite de la Chapelle                   Etablissements Jaillard (management
    75018 Paris, France                     consulting)

*   Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
    14, boulevard Industriel                France S.A. (coffee importing and processing)
    76301 Sotteville les Rouen, France


------------
*   Member, Conseil d'Administration

                                                                      Schedule L
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                           AXA ASSURANCES VIE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------
*   Claude Bebear                           Chairman; Chairman of the Executive Board,
    23, avenue Matignon                     AXA
    75008 Paris, France

    Jean-Luc Bertozzi                       Executive Vice President

*   Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
    11, rue de Rome                         (industry)
    75008 Paris, France

*   Henri de Castries                       Senior Executive Vice President, Financial
    23, avenue Matignon                     Services and Life Insurance Activities (U.S. &
    75008 Paris, France                     U.K.), AXA

*   Henri de Clermont-Tonnerre              Chairman of the Supervisory Board, Qualis
    4, avenue Van Dyke                      SCA (transportation)
    75008 Paris, France

*   Gerard Coutelle                         Retired

*   Jean-Rene Fourtou                       Chairman and Chief Executive Officer, Rhone-
    25, quai Paul Doumer                    Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

*   Henri Lachmann                          Vice Chairman; Chairman and Chief Executive
    56, rue Jean Giraudoux                  Officer, Strafor Facom (office furniture)
    67000 Strasbourg, France

*   Francois Richer                         Retired

*   Georges Rousseau                        Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Claude Tendil                           Chief Executive Officer; Senior Executive Vice
    Tour Assur 38                           President, French Insurance Activities, AXA
    92083 Paris La Defense, France


                                 Page 75 of 142

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Nicolas Thiery                          Chairman and Chief Executive Officer,
    6 Cite de la Chapelle                   Etablissements Jaillard (management
    75018 Paris, France                     consulting)

*   Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
    14, boulevard Industriel                France S.A. (coffee importing and processing)
    76301 Sotteville les Rouen, France

------------
*   Member, Conseil d'Administration

                                                                      Schedule M
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                         AXA COURTAGE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

    Name, Business Address                            Present Principal Occupation
    ----------------------                            ----------------------------
*   Claude Bebear                                     Chairman; Chairman of the Executive Board,
    23, avenue Matignon                               AXA
    75008 Paris, France

*   Francis Cordier                                   Chairman and Chief Executive Officer, Group
    rue Nicephore Niepce BP 232 76304 Sotteville      Demay Lesieur (food industry)
    Les Rouen, France

*   Gerard Coutelle                                   Retired

*   Henri de Castries                                 Senior Executive Vice President, Financial
    23, avenue Matignon                               Services and Life Insurance Activities (U.S. &
    75008 Paris, France                               U.K.), AXA

*   Jean-Rene Fourtou                                 Chairman and Chief Executive Officer, Rhone-
    25, quai Paul Doumer                              Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

*   Patrice Garnier                                   Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                                    Vice Chairman; Chairman and Chief Executive
    56, rue Jean Giraudoux                            Officer, Strafor Facom (office furniture)
    67000 Strasbourg, France

*   Francis Magnan                                    Chairman and Chief Executive Officer,
    50, boulevard des Dames                           Compagnie Daher (air and sea transportation)
    13002 Marseille, France

*   Jean de Ribes                                     Chairman and Chief Executive Officer, Banque
    38, rue Fortuny                                   Rivaud (banking)
    75008 Paris, France

*   Georges Rousseau                                  Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France


                                 Page 77 of 142

    Name, Business Address                            Present Principal Occupation
    ----------------------                            ----------------------------

*   Jean-Paul Saillard                                Manager, AXA
    23, avenue Matignon
    75008 Paris, France

*   Claude Tendil                                     Chief Executive Officer; Senior Executive Vice
    Tour Assur 38                                     President, French Insurance Activities, AXA
    92083 Paris La Defense, France

------------
*   Member, Conseil d'Administration

                                                                      Schedule N
                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                       AXA CONSEIL VIE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

    Name, Business Address                Present Principal Occupation
    ----------------------                ----------------------------
*   Claude Bebear                         Chairman; Chairman of the Executive Board,
    23, avenue Matignon                   AXA
    75008 Paris, France

*   Henri Brischoux                       Corporate Secretary; AXA Assurance France
    Tour Assua 38
    92083 Paris La Defense, France

*   Bernard Cornille                      Audit Manager, AXA Assurances
    21, rue de Chateaudun
    75009 Paris, France

*   Henri de Castries                     Senior Executive Vice President, Financial
    23, avenue Matignon                   Services and Life Insurance Activities (U.S. &
    75008 Paris, France                   U.K.), AXA

*   Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
    4, avenue Van Dyke                    SCA (transportation)
    75008 Paris, France

*   Claude Fath                           Chairman of the Executive Board, UAP Vie
    Tour Assur 28F
    92083 Paris Las Defense, France

*   Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-
    25, quai Paul Doumer                  Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

*   Patrice Garnier                       Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                        Vice Chairman; Chairman and Chief Executive
    56, rue Jean Giraudoux                Officer, Strafor Facom (office furniture)
    67000 Strasbourg, France


                                 Page 79 of 142

    Name, Business Address                Present Principal Occupation
    ----------------------                ----------------------------

*   Georges Rousseau                      Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Claude Tendil                         Chief Executive Officer; Senior Executive Vice
    Tour Assur 38                         President, French Insurance Activities, AXA
    92083 Paris La Defense, France

*   Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti
    14, boulevard Industriel              France S.A. (coffee importing and processing)
    76301 Sotteville les Rouen,
    France

------------
*   Member, Conseil d'Administration


                                 Page 80 of 142